EXECUTION COPY











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                        AGREEMENT AND PLAN OF MERGER

                                   among

                              SPX CORPORATION,

                                 SAC CORP.

                                    and

                         GENERAL SIGNAL CORPORATION


                         Dated as of July 19, 1998


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
                             TABLE OF CONTENTS

                                                                            Page

                                 ARTICLE I

                                 THE MERGER

Section  1.1. The Merger.....................................................1
Section  1.2. Closing........................................................1
Section  1.3. Effective Time.................................................2
Section  1.4. Effects of the Merger..........................................2
Section  1.5. Certificate of Incorporation and Bylaws........................2
Section  1.6. Directors; Officers............................................2
Section  1.7. Change in Merger Structure.....................................2

                                 ARTICLE II

                     EFFECT OF THE MERGER ON THE STOCK OF THE
                CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section  2.1. Conversion of Securities.......................................3
Section  2.2. Exchange of Certificates.......................................9
Section  2.3. Stock Transfer Books..........................................12
Section  2.4. Company Options and Restricted Shares.........................12
Section  2.5. Appraisal Rights..............................................13

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section  3.1. Organization, Qualification, Etc..............................13
Section  3.2. Capital Stock.................................................14
Section  3.3. Corporate Authority; No Violation.............................15
Section  3.4. Reports and Financial Statements..............................16
Section  3.5. No Undisclosed Liabilities....................................17
Section  3.6. Compliance with Laws..........................................17
Section  3.7. Environmental Laws............................................18
Section  3.8. Employee Benefit Plans........................................18
Section  3.9. Absence of Certain Changes or Events..........................21
Section  3.10 Litigation....................................................21
Section  3.11 Material Contracts............................................21
Section  3.12 Labor Matters.................................................21
Section  3.13 Tax Matters...................................................22
Section  3.14 Opinion of Financial Advisor..................................23
Section  3.15 Takeover Laws; Company Rights Agreement.......................23
Section  3.16 Required Vote of the Company Shareholders.....................24
Section  3.17 Finders or Brokers............................................24

                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT

Section  4.1. Organization, Qualification, Etc..............................24
Section  4.2. Capital Stock.................................................25
Section  4.3. Corporate Authority; No Violation.............................26
Section  4.4. Reports and Financial Statements..............................27
Section  4.5. No Undisclosed Liabilities....................................27
Section  4.6. Compliance with Laws..........................................28
Section  4.7. Environmental Laws............................................28
Section  4.8. Employee Benefit Plans........................................28
Section  4.9. Absence of Certain Changes or Events..........................30
Section  4.10 Litigation31
Section  4.11 Material Contracts............................................31
Section  4.12 Labor Matters.................................................31
Section  4.13 Tax Matters...................................................31
Section  4.14 Opinion of Financial Advisor..................................32
Section  4.15 Takeover Laws; Parent Rights Agreement........................32
Section  4.16 Required Vote of Parent Stockholders..........................33
Section  4.17 Finders or Brokers............................................33
Section 4.18. Financing.....................................................33

                                 ARTICLE V

                          COVENANTS AND AGREEMENTS

Section  5.1. Conduct of Business by the Company and Parent.................34
Section  5.2. Investigation.................................................36
Section  5.3. Stockholder Approval; Filings.................................37
Section  5.4. Additional Reports............................................39
Section  5.5. Reasonable Best Efforts.......................................39
Section  5.6. Accountants' "Comfort" Letters................................39
Section  5.7. Takeover Statutes.............................................40
Section  5.8. No Solicitation...............................................40
Section  5.9. Public Announcements..........................................42
Section  5.10 Indemnification and Insurance.................................42
Section  5.11 Notification of Certain Matters...............................43
Section  5.12 Board of Directors and Officers of Parent.....................43
Section  5.13 Employee Plans and Benefit Arrangements.......................43

                                 ARTICLE VI

                          CONDITIONS TO THE MERGER

Section  6.1. Conditions to Each Party's Obligation to Effect the Merger....44
Section  6.2. Conditions to Obligations of the Company to Effect the Merger.45
Section  6.3. Conditions to Obligations of Parent to Effect the Merger......46

                                ARTICLE VII

                  TERMINATION, WAIVER, AMENDMENT AND CLOSING

Section  7.1. Termination or Abandonment....................................46
Section  7.2. Effect of Termination.........................................48
Section  7.3. Termination Payments..........................................48

                                ARTICLE VIII

                               MISCELLANEOUS

Section  8.1. No Survival of Representations and Warranties.................51
Section  8.2. Expenses......................................................51
Section  8.3. Counterparts; Effectiveness...................................51
Section  8.4. Governing Law.................................................52
Section  8.5. Notices.......................................................52
Section  8.6. Assignment; Binding Effect....................................53
Section  8.7. Severability..................................................53
Section  8.8. Enforcement of Agreement......................................53
Section  8.9. Miscellaneous.................................................53
Section  8.10 Headings......................................................54
Section  8.11 Certain Definitions...........................................54
Section  8.12 Knowledge.....................................................54

EXHIBITS

Exhibit A    Form of Certificate of Incorporation of Merger Sub
Exhibit B    Form of Opinion of Wachtell, Lipton, Rosen & Katz
Exhibit C    Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson

                           Index of Defined Terms
                           ----------------------

TERM                                                          SECTION

affiliates....................................................8.11
Agreement.....................................................Preamble
Alternative Legal Opinions....................................5.3(f)
Alternative Transaction.......................................1.7
Cash Election.................................................2.1(f)
Cash Fraction.................................................2.1(g)(C)(1)(ii)
Closing.......................................................1.2
Closing Date..................................................1.2
Code..........................................................Recitals
Commitment Expenses...........................................7.3(c)(ii)
Company.......................................................Preamble
Company Affiliated Group......................................5.13(c)
Company Board Recommendation..................................3.3(a)
Company Business Combination..................................7.3(e)
Company Compensation and Benefit Plans........................3.8(a)
Company Competing Transaction.................................5.8(a)
Company Contracts.............................................3.3(b)
Company Disclosure Letter.....................................Article III
Company ERISA Affiliate.......................................3.8(d)
Company Meeting...............................................5.3(a)(i)
Company Options...............................................3.2(a)(ii)
Company Pension Plan..........................................3.8(c)
Company Plans.................................................3.2(a)(ii)
Company Preferred Stock.......................................3.2(a)
Company Rights Agreement......................................3.2(a)(i)
Company Rights................................................3.2(a)(i)
Company SEC Reports...........................................3.4
Company Shareholder Approval..................................3.16
Company Termination Fee.......................................7.3(a)
Company Third Party...........................................5.8(a)
Company Triggering Event......................................7.3(a)
Company Warrants..............................................3.2(a)(iii)
Company's 1997 Form 10-K......................................3.1(a)
Confidentiality Agreements....................................5.2
Contracts.....................................................3.3(b)
Decrees.......................................................3.6(a)
Delaware Certificate of Merger................................1.3
Delaware Secretary of State...................................1.3
DGCL..........................................................1.1
Effective Time................................................1.3
Election Deadline.............................................2.1(j)
Encumbrances..................................................3.1(b)
Environmental Decrees.........................................3.7
Environmental Laws............................................3.7
ERISA.........................................................3.8(c)
Exchange Act..................................................3.3(c)
Exchange Agent................................................2.1(j)
Exchange Fund.................................................2.2(a)
Expense Fee...................................................7.3(c)(i)
Financing Commitments.........................................4.18
Financing Funds...............................................4.18
Form of Election..............................................2.1(f)
GAAP..........................................................3.4
Governmental Entity...........................................3.3(c)
Guarantee of Delivery.........................................2.1(j)
Hazardous Substances..........................................3.7
Holco.........................................................1.7
HSR Act.......................................................3.3(c)
Indemnified Parties...........................................5.10(a)
Joint Proxy Statement.........................................5.3(b)
Laws..........................................................3.6(a)
Lazard........................................................3.14
Letter of Transmittal.........................................2.2(b)
Litigation....................................................3.7
Material Adverse Effect.......................................3.1(a)
Merger........................................................Recitals
Merger Consideration..........................................2.2(c)
Merger Sub....................................................Preamble
Mixed Election................................................2.1(f)
Multiemployer Plan............................................3.8(b)
New York Certificate of Merger................................1.3
New York Department of State..................................1.3
Non-Election Fraction.........................................2.1(i)(D)(1)(ii)
Non-Election..................................................2.1(f)
NYBCL.........................................................1.1
NYSE..........................................................2.1(j)
Parent........................................................Preamble
Parent Board Recommendation...................................4.3(a)
Parent Business Combination...................................7.3(f)
Parent Change in Control Event................................4.8(h)
Parent Common Stock...........................................2.1(c)
Parent Compensation and Benefit Plans.........................4.8(a)
Parent Contracts..............................................4.3(b)
Parent Disclosure Letter......................................Article IV
Parent ERISA Affiliate........................................4.8(d)
Parent Meeting................................................5.3(a)(ii)
Parent Pension Plan...........................................4.8(c)
Parent Preferred Stock........................................4.2
Parent Rights Agreement.......................................4.2(i)
Parent Rights.................................................4.2(i)
Parent's 1997 Form 10-K.......................................4.1(a)
Parent SEC Reports............................................4.4
Parent Stockholder Approval...................................4.16
Parent Stockholder Proposal...................................5.3(a)(ii)
Parent Termination Fee........................................7.3(b)
Parent Triggering Event.......................................7.3(b)
Pension Plan..................................................3.8(c)
Per Share Cash Amount.........................................2.1(c)
Per Share Mixed Consideration.................................2.1(c)
Per Share Stock Amount........................................2.1(c)
person........................................................8.11
Registration Statement........................................5.3(b)
Representative................................................2.1(f)
Restricted Shares.............................................3.2(a)(iv)
SEC...........................................................3.1(b)
Securities Act................................................3.3(c)
Share.........................................................1.7
Share Arrangements............................................3.1(b)
Significant Subsidiary........................................3.1(b)
Stock Certificates............................................2.1(c)
Stock Election................................................2.1(f)
Stock Fraction................................................2.1(h)(C)(1)
Subsidiaries..................................................8.11
Superior Transaction..........................................5.8(d)
Surviving Corporation.........................................1.1
Takeover Laws.................................................3.15(a)
Taxes.........................................................3.13(b)(i)
Tax Return....................................................3.13(b)(ii)
U.S. Company Compensation and Benefit Plans...................3.8(a)
U.S. Parent Compensation and Benefit Plans....................4.8(a)
U.S. Subsidiary...............................................8.11
Unvested Restricted Shares....................................2.4(b)

          THIS AGREEMENT AND PLAN OF MERGER, dated as of July 19, 1998 (this "Agreement"), is among SPX Corporation, a Delaware corporation ("Parent"), SAC Corp., a Delaware corporation ("Merger Sub"), and General Signal Corporation, a New York corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and have declared advisable the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated hereby are in the best interests of their respective companies and shareholders;

          WHEREAS, the parties intend that the Merger constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                 ARTICLE I

                                 THE MERGER

          Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the NYBCL and the DGCL.

          Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after the first date that all of the conditions set forth in Sections 6.1 (a) through (e) have been satisfied or waived, unless another place, time or date is agreed to by the parties hereto.

          Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties
(i) shall file with the Department of State for the State of New York (the "New York Department of State") a certificate of merger or other appropriate documents (in any such case, the "New York Certificate of Merger") executed in accordance with the relevant provisions of the NYBCL and (ii) shall file with the Secretary of State for the State of Delaware (the "Delaware Secretary of State") a certificate of merger or other appropriate documents (in any such case, the "Delaware Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and (iii) shall make all other filings or recordings required under the NYBCL and the DGCL, in each case necessary to effect the Merger. The Merger shall become effective at the time of the filing of the New York Certificate of Merger with the New York Department of State in accordance with the NYBCL and the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, or at such subsequent date or time as Parent and the Company shall agree and specify in the New York Certificate of Merger and the Delaware Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 906 of the NYBCL and Section 259 of the DGCL.

          Section 1.5. Certificate of Incorporation and Bylaws. (a) The certificate of incorporation of Merger Sub, in the form attached hereto as Exhibit A, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended.

          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, which shall contain indemnification provisions no less favorable to directors and officers of the Company than the corresponding provisions in the Company's bylaws as of the date hereof, until thereafter changed or amended, shall be the bylaws of the Surviving Corporation.

          Section 1.6. Directors; Officers. The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified.

          Section 1.7. Change in Merger Structure. By mutual agreement, the Company and Parent may at any time change the method and determine a new method of effectuating the combination with the Company (an "Alternative Transaction") (including without limitation changing the provisions of this
Article I) if and to the extent they determine the change would be desirable; provided that either of the following Alternative Transactions (so long as it satisfies the provisions of the next-to-last sentence of this Section 1.7) shall be deemed agreed to by the parties, and may be implemented at Parent's election (which election shall be made as promptly as practicable after the date of this Agreement and in any event prior to the mailing of the Joint Proxy Statement (as defined in Section 5.3(b)) and provided that if such Alternative Transaction would result in a Parent Change in Control Event (as defined in Section 4.8) after giving effect to any amendments to the Parent Compensation and Benefit Plans (as defined in Section 4.8), such Alternative Transaction shall require the consent of the Company, which consent shall not be unreasonably withheld): (i) a merger of the Company with and into Parent in which Parent is the surviving corporation or (ii) a structure in which a holding company ("Holco") would be formed, a subsidiary of Holco would merge into Parent in which merger each stockholder of Parent would receive one share of common stock of Holco in respect of each share of Parent Common Stock (as defined in Section 2.1(c)) held by such stockholder immediately prior to such merger, and a separate subsidiary of Holco would merge into the Company in which merger each shareholder of the Company would receive cash and/or common stock of Holco in respect of each share of common stock, par value $6.67 per share issued through 1969, par value $1.00 per share issued subsequent to 1969 of the Company (each, a "Share") held by such shareholder immediately prior to such merger in the same amounts as are provided for in Section 2.1(c). No Alternative Transaction (including either of the Alternative Transactions specified in the preceding sentence) shall (x) alter or change the amount or kind of consideration to be issued to holders of Shares as provided herein, (y) materially delay the consummation of the transactions contemplated hereby, or (z) cause an inability to satisfy any of the closing conditions set forth in Article VI. The parties agree to use their reasonable best efforts to determine promptly after the date hereof whether any Alternative Transaction is desirable.

                                 ARTICLE II

                  EFFECT OF THE MERGER ON THE STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 8.11) of Parent or of the Company immediately prior to the Effective Time (together with the associated Company Right (as defined in Section 3.2; unless the context requires otherwise, all references herein to Shares include the associated Company Rights)) shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (b) Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent.

          (c) Subject to the other provisions of this Section 2.1, each Share that is issued and outstanding immediately prior to the Effective Time (excluding any Shares canceled pursuant to Section 2.1(a)) shall be converted into either (i) the right to receive 0.6977 shares of common stock, par value $10.00 per share, of Parent ("Parent Common Stock"), together with the associated Parent Right (as defined in Section 4.2; unless the context otherwise requires, all references herein to Parent Common Stock include the associated Parent Rights) (the "Per Share Stock Amount"), or (ii) the right to receive $45.00 in cash, without interest (the "Per Share Cash Amount"), or (iii) the right to receive 0.4186 shares of Parent Common Stock and $18.00 in cash, without interest (the "Per Share Mixed Consideration") or (iv) a combination of shares of Parent Common Stock and cash, each as determined in accordance with Section 2.1(g),
Section 2.1(h) or Section 2.1(i). All such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each stock certificate previously evidencing Shares ("Stock Certificates") immediately prior to the Effective Time shall thereafter represent the right to receive the Per Share Stock Amount, the Per Share Cash Amount, the Per Share Mixed Consideration or a combination of cash and Parent Common Stock, each in accordance with this Article II. The holders of Stock Certificates shall cease to have any rights with respect to the Shares evidenced thereby except as otherwise provided herein or by Law (as defined in Section 3.6). Such Stock Certificates shall be exchanged for certificates evidencing whole shares of Parent Common Stock and/or cash, in accordance with this Article II. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

          (d) If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares, by reason of any stock dividend, subdivision, split or combination of shares, the Per Share Stock Amount and the Parent Common Stock component of the Per Share Mixed Consideration, or of the amount of Parent Common Stock determined pursuant to clause (iv) of Section 2.1(c) shall be correspondingly adjusted to reflect such stock dividend, subdivision, split or combination of shares.

          (e) The aggregate number of Shares which may be converted into the right to receive cash in the Merger shall be equal to 40% of the number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company). The aggregate number of Shares which may be converted into the right to receive Parent Common Stock in the Merger shall be equal to 60% of the number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company).

          (f) Subject to the allocation and election procedures set forth in this Section 2.1, each record holder (or beneficial owner through appropriate and customary documentation and instructions) immediately prior to the Effective Time of Shares shall be entitled either (i) to elect to receive the Per Share Cash Amount for each such Share (a "Cash Election"), or (ii) to elect to receive the Per Share Stock Amount for each such Share (a "Stock Election"), or (iii) to elect to receive 60% of the Per Share Stock Amount and 40% of the Per Share Cash Amount for each such Share (a "Mixed Election") or (iv) to indicate that such record holder has no preference as to the receipt of cash, Parent Common Stock or a combination thereof with respect to such holder's Shares (a "Non-Election"). All such elections shall be made on a form furnished by Parent for that purpose (a "Form of Election") and reasonably satisfactory to the Company. If more than one Stock Certificate shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock, if any, to be issued to such holder in exchange for the Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of Shares represented by all of the Stock Certificates surrendered for the account of such holder. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all Shares held by such Representative for a particular beneficial owner.

          (g) If the sum of (x) the aggregate number of Shares with respect to which Cash Elections have been made plus (y) 40% of the aggregate number of Shares with respect to which Mixed Elections have been made exceeds the aggregate number of Shares which may be converted into the right to receive cash in the Merger, then:

          A. Each Share with respect to which a Stock Election shall have been made shall be converted into the right to receive the Per Share Stock Amount;

          B. Each Share with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount;

          C. Each Share with respect to which a Cash Election shall have been made shall be converted into the right to receive:

               (1) the amount in cash, without interest, equal to the product of (i) the Per Share Cash Amount and (ii) a fraction (the "Cash Fraction"), the numerator of which shall be the aggregate number of Shares which may be converted into the right to receive cash in the Merger, and the denominator of which shall be the sum of (x) the aggregate number of Shares with respect to which Cash Elections shall have been made plus (y) 40% of the aggregate number of Shares with respect to which Mixed Elections shall have been made, and

               (2) the number of shares of Parent Common Stock equal to the product of (x) the Per Share Stock Amount and (y) a fraction equal to one minus the Cash Fraction; and

          D. Each Share with respect to which a Mixed Election shall have been made shall be converted into the right to receive (i) 60% of the Per Share Stock Amount plus (ii) 40% of the amount of cash specified in clause (C)(1) of this Section 2.1(g) and 40% of the number of shares of Parent Common Stock specified in clause (C)(2) of this Section 2.1(g).

          (h) If the sum of (x) the aggregate number of Shares with respect to which Stock Elections have been made plus (y) 60% of the aggregate number of Shares with respect to which Mixed Elections have been made exceeds the aggregate number of Shares which may be converted into the right to receive Parent Common Stock in the Merger, then:

          A. Each Share with respect to which a Cash Election shall have been made shall be converted into the right to receive the Per Share Cash Amount;

          B. Each Share with respect to which a Non-Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Cash Amount;

          C. Each Share with respect to which a Stock Election shall have been made shall be converted into the right to receive:

               (1) the number of shares of Parent Common Stock equal to the product of (i) the Per Share Stock Amount and (ii) a fraction (the "Stock Fraction"), the numerator of which shall be the aggregate number of Shares which may be converted into the right to receive Parent Common Stock in the Merger, and the denominator of which shall be the sum of (x) the aggregate number of Shares with respect to which Stock Elections shall have been made plus (y) 60% of the aggregate number of Shares with respect to which Mixed Elections shall have been made, and

               (2) the amount in cash, without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction; and

          D. Each Share with respect to which a Mixed Election shall have been made shall be converted into the right to receive (i) 40% of the Per Share Cash Amount plus (ii) 60% of the number of shares of Parent Common Stock specified in clause (C)(1) of this Section 2.1(h) and 60% of the amount of cash specified in clause (C)(2) of this Section 2.1(h).

          (i) In the event that neither Section 2.1(g) nor Section 2.1(h) above is applicable, then:

          A. Each Share with respect to which a Cash Election shall have been made shall be converted into the right to receive the Per Share Cash Amount;

          B. Each Share with respect to which a Stock Election shall have been made (or deemed to have been made) shall be converted into the right to receive the Per Share Stock Amount;

          C. Each Share with respect to which a Mixed Election shall have been made shall be converted into the right to receive 40% of the Per Share Cash Amount and 60% of the Per Share Stock Amount; and

          D. Each Share with respect to which a Non-Election shall have been made (or deemed to have been made), if any, shall be converted into the right to receive:

               (1) the amount in cash, without interest, equal to the product of (i) the Per Share Cash Amount and (ii) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the (A) aggregate number of Shares which may be converted into the right to receive cash in the Merger over (B) the sum of the aggregate number of Shares with respect to which a Cash Election shall have been made plus 40% of the aggregate number of Shares with respect to which Mixed Elections shall have been made, and the denominator of which shall be the excess of (A) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company) over (B) the sum of the aggregate number of Shares with respect to which a Cash Election, a Stock Election or a Mixed Election shall have been made, and

               (2) the number of shares of Parent Common Stock equal to the product of (x) the Per Share Stock Amount and (y) a fraction equal to one minus the Non-Election Fraction.

          (j) Elections shall be made by holders of Shares by delivering the Form of Election to The Bank of New York, or such other bank or trust company designated by Parent and who is reasonably satisfactory to the Company (the "Exchange Agent"). To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by 5:00 p.m. (New York City time) on the last business day prior to the date of the Company Meeting (or, if applicable, the later of the Company Meeting or the Parent Meeting) or such other time and date as Parent and the Company may mutually agree (the "Election Deadline"), and accompanied by (1)(x) the Stock Certificates representing the Shares as to which the election is being made or (y) an appropriate guarantee of delivery of such Stock Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Stock Certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of execution of such guarantee of delivery (a "Guarantee of Delivery") and (2) a properly completed and signed Letter of Transmittal (as defined in Section 2.2(b)). Failure to deliver Stock Certificates covered by any Guarantee of Delivery within three NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made Cash Election, Stock Election or Mixed Election. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders of Shares in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, Parent shall, or shall cause the Exchange Agent to, cause the Stock Certificates representing the Shares covered by such Form of Election to be promptly returned without charge to the person submitting the Form of Election upon written request to that effect from such person.

          (k) For the purposes hereof, a holder of Shares who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent), or who submits a Form of Election without the corresponding Stock Certificates or a Guarantee of Delivery, shall be deemed to have made a Non-Election. If any Form of Election is defective in any manner that the Exchange Agent cannot reasonably determine the election preference of the shareholder submitting such Form of Election, the purported Cash Election, Stock Election or Mixed Election set forth therein shall be deemed to be of no force and effect and the shareholder making such purported Cash Election, Stock Election or Mixed Election shall, for purposes hereof, be deemed to have made a Non-Election.


          (l) A Form of Election and a Letter of Transmittal shall be included with each copy of the Joint Proxy Statement (as defined in Section 5.3) mailed to shareholders of the Company in connection with the Company Meeting (as defined in Section 5.3). Parent and the Company shall each use its reasonable best efforts to mail or otherwise make available the Form of Election and a Letter of Transmittal to all persons who become holders of Shares during the period between the record date for the Company Meeting and the Election Deadline.

          Section 2.2. Exchange of Certificates. (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Shares for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock equal to (x) the Per Share Stock Amount multiplied by (y) the aggregate number of Shares which may be converted into the right to receive Parent Common Stock in the Merger, and (ii) (1) cash in an amount equal to (x) the Per Share Cash Amount multiplied by (y) the aggregate number of Shares which may be converted into the right to receive cash in the Merger, and (2) any cash necessary to pay amounts due pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article II, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section
2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (b) Parent will instruct the Exchange Agent to mail to each holder of record of Stock Certificates who has not previously surrendered his or her Stock Certificates with a validly executed Form of Election and Letter of Transmittal as soon as reasonably practicable after the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder's Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for certificates evidencing shares of Parent Common Stock and/or cash (collectively, the "Letter of Transmittal").

          (c) Upon the later of the Effective Time and the surrender of a Stock Certificate for cancellation (or the affidavits and indemnification regarding the loss or destruction of such certificates reasonably acceptable to Parent) to the Exchange Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Stock Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver in accordance with the Letter of Transmittal: (A) certificates evidencing that number of whole shares of Parent Common Stock or cash, or a combination thereof, which such holder has the right to receive in respect of the Shares formerly evidenced by such Stock Certificate in accordance with Section 2.1 and (B) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) (the shares of Parent Common Stock and cash described in clause (A) being collectively referred to as the "Merger Consideration"), and the Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Stock Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by Section 2.1(j) or this Section 2.2, each Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration together with any dividends or other distributions paid on shares of Parent Common Stock after the Effective Time.

          (d) All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Stock Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid, respectively, in full satisfaction of all rights pertaining to the Shares theretofore represented by such Stock Certificates.

          (e) (i) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Stock Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Shares upon surrender of a Stock Certificate for exchange pursuant to this Section 2.2 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (x) the per share closing price on the NYSE of Parent Common Stock on the trading day immediately prior to the Effective Time by (y) the fractional interest to which such holder would otherwise be entitled (after taking into account all Shares then held of record by such holder).

              (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Shares subject to and in accordance with the terms of Section 2.2(c). Any payment received by a holder of Shares with respect to fractional share interests is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration. If more than one Stock Certificate shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock to be issued to such holder in exchange for the Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares represented by all of the Stock Certificates surrendered for the account of such holder.

          (f) Any portion of the Exchange Fund which remains undistributed to the holders of the Stock Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Stock Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock.

          (g) None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Stock Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration and any cash payable to the holder of such Stock Certificate pursuant to Section 2.2(e) would otherwise escheat to or become the property of any governmental body or authority), any such Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Merger Sub.

          (i) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration and any cash in lieu of fractional shares, pursuant to this Article II.

          (j) In the event this Agreement is terminated without the occurrence of the Effective Time, Parent shall, or shall cause the Exchange Agent to, return promptly any Stock Certificates theretofore submitted or delivered to Parent or the Exchange Agent without charge to the person who submitted such Stock Certificates.

          Section 2.3. Stock Transfer Books. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.

          Section 2.4. Company Options and Restricted Shares. (a) Immediately prior to the Effective Time, all outstanding Company Options (as defined in Section 3.2), whether or not vested or exercisable, shall be canceled and, in lieu thereof, immediately prior to the Effective Time, the holders thereof shall receive a cash payment from the Company equal to the product of (i) the total number of Shares previously subject to such Company Options, whether or not vested or exercisable, and (ii) the excess of the Per Share Cash Amount over the exercise price per Share subject to such Company Options, subject to any required withholding of taxes.

          (b) Immediately prior to the Effective Time, Restricted Shares (as defined in Section 3.2) that, but for the effect on such Restricted Shares of the Company Shareholder Approval (as defined in Section 3.18), would be unvested as of the Effective Time ("Unvested Restricted Shares"), shall be canceled and, in lieu thereof, immediately prior to the Effective Time, each holder of an Unvested Restricted Shares shall receive a cash payment from the Company equal to the product of (i) the Per Share Cash Amount and (ii) the number of Unvested Restricted Shares held by such holder immediately prior to the Effective Time, subject to any required withholding of taxes.

          (c) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any consents from holders of Company Options and Restricted Shares to the cancellation thereof in exchange for the payment provided for in Section 2.4(a) or (b) in the form reasonably agreed upon by Parent and the Company as promptly as practicable after the date of this Agreement and (ii) make any amendments to the terms of the Company Plans (as defined in Section 3.2) that are necessary to give effect to the transactions contemplated by Sections 2.4(a) and (b). Notwithstanding any other provision of this Section 2.4, payment may be withheld in respect of any Company Option or Restricted Shares (if applicable) until any such consents are obtained.

          Section 2.5. Appraisal Rights. In accordance with Section 910 of the NYBCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Sub that except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Parent by the Company concurrently with entering into this Agreement (the "Company Disclosure Letter"):

          Section 3.1. Organization, Qualification, Etc. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the corporate power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing does not, individually or in the aggregate, have a Material Adverse Effect on the Company (as hereinafter defined). As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the "Company" or "Parent," as the case may be, means such state of facts, event, change or effect that (i) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or (ii) would reasonably be expected to prevent or substantially delay consummation of the transactions contemplated by this Agreement. The copies of the Company's certificate of incorporation and bylaws filed or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company's 1997 Form 10-K") are complete and correct and in full force and effect on the date hereof.

          (b) Each of the Company's Subsidiaries is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing does not, individually or in the aggregate, have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") (each such Subsidiary, a "Significant Subsidiary")) are validly issued, fully paid and non-assessable and, other than directors' qualifying shares, are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances ("Encumbrances"), except for Encumbrances which individually or in the aggregate do not have a Material Adverse Effect on the Company. There are no existing options, rights of first refusal, conversion rights, preemptive rights, calls, commitments, arrangements or obligations of any character ("Share Arrangements") relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of the Company, other than directors' qualifying shares. None of the certificates of incorporation or bylaws or other organizational documents of any of the Company's Significant Subsidiaries purport to grant rights to any person other than (1) customary rights given to all shareholders pro rata in accordance with their holdings and (2) customary rights with respect to corporate governance (including rights to notices) and rights of indemnification of directors and officers. The Company has delivered to Parent complete and correct copies of the certificate of incorporation and bylaws or other organizational documents of each of the Company's Significant Subsidiaries which is not wholly owned by the Company and/or another of its wholly owned Subsidiaries (ignoring for this purpose directors' qualifying shares).

          A complete listing of the Company's Subsidiaries is set forth in
Section 3.1(b) of the Company Disclosure Letter. Except for the Company's Subsidiaries listed in Section 3.1(b) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company and its Subsidiaries taken as a whole.

          Section 3.2. Capital Stock. (a) The authorized stock of the Company consists of 150,000,000 Shares and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of July 13, 1998, 43,703,528 Shares and no shares of the Company Preferred Stock were issued and outstanding and 21,366,682 Shares were held in treasury. All of the outstanding Shares have been validly issued and are fully paid and non-assessable. As of July 13, 1998, there were no outstanding Share Arrangements to which the Company is a party relating to the issued or unissued capital stock or other securities of, or other ownership interests in, the Company, other than:

               (i) rights ("Company Rights") to acquire shares of the Company Preferred Stock pursuant to the Rights Agreement, dated as of February 1, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Company Rights Agreement");

               (ii) options to purchase 2,633,419 Shares granted on or prior to the date hereof pursuant to the Company's 1985 Stock Option Plan, 1989 Stock Option and Incentive Plan, 1992 Stock Incentive Plan, 1996 Stock Option Plan and the 1997 Non-Employee Directors' Stock Option Plan (such plans being referred to collectively as the "Company Plans", and options that have been or may be issued under any of the Company Plans being referred to collectively as the "Company Options");

               (iii) warrants ("Company Warrants") to purchase an aggregate of 1,452 Shares at $34.83 per Share issued pursuant to the Warrant Agreement, dated as of March 1, 1990, as amended by Amendment No. 1, dated as of January 8, 1995, between Data Switch Corporation and First Chicago Trust Company of New York, as successor Warrant Agent; and

               (iv) 160,122 restricted Shares granted on or prior to the date hereof pursuant to one or more of the Company Plans ("Restricted Shares").

          (b) Since July 13, 1998, there have been no increases to any of the amounts set forth in Section 3.2(a), other than by reason of issuances of Shares upon exercise of any of the Company Options or Company Warrants enumerated in clauses (ii) and (iii) of Section 3.2(a) which events have reduced the applicable number in clauses (ii) through (iv) of Section 3.2(a) by a corresponding amount, nor has the Company modified, amended or entered into new Share Arrangements.

          Section 3.3. Corporate Authority; No Violation. (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by the Board of Directors of the Company and, except for the approval of its shareholders of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. The Board of Directors of the Company, at a meeting duly called and held at which a quorum was present throughout, has unanimously determined that the transactions contemplated by this Agreement are in the best interest of the Company and its shareholders and to recommend to such shareholders that they vote in favor of this Agreement and the Merger (the "Company Board Recommendation"). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, or the creation of any rights in favor of any party under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or an acceleration of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement, nongovernmental permit or license, order, decree, or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries ("Company Contracts") or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in
Section 3.3(c)) any applicable Law or Decree (as defined in Section 3.6) or governmental permit or license to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the Company Contracts, except for any breach, violation, default, acceleration, creation or change that does not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) Other than in connection with or in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the securities or blue sky Laws of the various states and other than the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and the New York Certificate of Merger with the New York Department of State, no authorization, consent or approval of, or filing with, any governmental, administrative or regulatory body or authority ("Governmental Entity") is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 3.4. Reports and Financial Statements. The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1995 under the Securities Act or the Exchange Act (such documents, as supplemented or amended since the time of filing, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports, including without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods set forth therein, in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect).

          Section 3.5. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the unaudited consolidated interim financial statements of the Company as of and for the three months ended March 31, 1998 included in the Company SEC Reports or disclosed in the footnotes thereto or in the footnotes to the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 1997 included in the Company SEC Reports or otherwise disclosed in the Company's 1997 Form 10-K or in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and (b) liabilities or obligations which do not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 3.6. Compliance with Laws. The Company and each of its Subsidiaries each:

          (a) in the conduct of its businesses, is in compliance with all federal, state, local and foreign statutes and laws, and all regulations, ordinances and rules promulgated thereunder (collectively, "Laws"), and all judgments, orders, rulings, injunctions or decrees of Governmental Entities (collectively, "Decrees"), applicable thereto or to the employees conducting such businesses;

          (b) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the best of the Company's knowledge, no suspension or cancellation of any of them is threatened; and

          (c) has received, since December 31, 1995, no notification or communication from any Governmental Entity (i) asserting that it is not in compliance with any of the Laws or Decrees which such Governmental Entity enforces or (ii) threatening to revoke any permit, license, authorization, order or approval;

except where the failure of any of the foregoing to be true does not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 3.7. Environmental Laws. (a) To the Company's knowledge, neither the Company nor any of its Subsidiaries is the subject of any pending or threatened actions, causes of action, claims, investigations, or proceedings ("Litigation") (whether civil, criminal, administrative or arbitral) by any Governmental Entity or other person alleging liability or damages under or non-compliance with any Environmental Law (as defined below) which, individually or in the aggregate, has a Material Adverse Effect on the Company; (b) neither the conduct nor the operation of the Company or its Subsidiaries violates or has in the past violated any applicable Environmental Law or applicable Environmental Decree (as defined below) except as does not, individually or in the aggregate, have a Material Adverse Effect on the Company; and (c) to the knowledge of the Company, there is not now on, in or under any property owned, leased or operated by the Company or any of its Subsidiaries any of the following:
(1) underground storage tanks or surface impoundments, (2) asbestos-containing materials, (3) polychlorinated biphenyls, or (4) other "Hazardous Substances" (as such term is defined under the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601, et seq., as amended as of the date hereof) ("Hazardous Substances") or petroleum products, in each case which would reasonably be expected to form the basis of liability or other obligation of the Company or any of its Subsidiaries under any applicable Environmental Laws, except for such liabilities or obligations which do not, individually or in the aggregate, have a Material Adverse Effect on the Company. As used herein, the term "Environmental Laws" means any Laws, and the term "Environmental Decrees" means any Decrees, in each case, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), natural resources or occupational health and safety (including, without limitation, those relating to the use, storage, treatment, disposal or transport of Hazardous Substances, petroleum products, pollutants, contaminants or solid or hazardous wastes or odors).

          Section 3.8. Employee Benefit Plans. (a) Section 3.8 of the Company Disclosure Schedule contains a complete list of all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, employment or severance contracts, medical, dental, disability, health and life insurance plans, and other employee benefit and fringe benefit plans or other Contracts maintained or contributed to by the Company or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, or pursuant to which the Company or any of its Subsidiaries may have any liability (collectively (whether or not material), the "Company Compensation and Benefit Plans") that are Contracts with, or plans maintained primarily for the benefit of, individuals employed or rendering services in the United States and are not multiemployer plans within the meaning of Section 4001(a)(3) of ERISA (as defined in Section 3.8(c)) (the "U.S. Company Compensation and Benefit Plans").

          (b) The Company has used its reasonable best efforts to have provided or made available to Parent copies of all Company Compensation and Benefit Plans listed on Section 3.8 of the Company Disclosure Schedule (excluding, however, multiemployer plans within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans") and Company Compensation and Benefit Plans which have been filed with or incorporated by reference into the Company's 1997 Form 10-K), including, but not limited to, all amendments thereto, and all of such copies that have been delivered are true and correct.

          (c) Each of the Company Compensation and Benefit Plans has been and is being administered in accordance with the terms thereof and all applicable Law except where the failure to do so does not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each "employee pension benefit plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such plan, a "Pension Plan") included in the U.S. Company Compensation and Benefit Plans (a "Company Pension Plan") which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter. To the Company's knowledge, no material "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any U.S. Company Compensation and Benefit Plan. There is no pending or, to the Company's knowledge, threatened Litigation relating to any of the Company Compensation and Benefit Plans which, individually or in the aggregate, has a Material Adverse Effect on the Company.

          (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries or any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (any such entity, a "Company ERISA Affiliate"), other than such liabilities that have previously been satisfied. No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the past 12 months.

          (e) All contributions, premiums and payments required to be made under the terms of any Company Compensation and Benefit Plan have been made, except where the failure to do so does not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (f) Under each Company Pension Plan which is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Company Pension Plan, and there has been no adverse change in the financial condition of such Company Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

          (g) Neither the Company nor any of its Subsidiaries contributes to or is required to contribute to any Multiemployer Plan. Neither the Company nor any of its Subsidiaries has incurred any material withdrawal liability (within the meaning of Section 4201 of ERISA) under any Multiemployer Plan within the past 5 years that has not been satisfied, nor could any such material withdrawal liability reasonably be expected to be incurred.

          (h) Except as set forth in the Company Compensation and Benefit Plans listed in Section 3.8 of the Company Disclosure Schedule or filed with or incorporated by reference into the Company's 1997 Form 10-K, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Compensation and Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any officers and directors of the Company or (ii) result in any payment or benefit that will or may be made by the Company, any of its Subsidiaries, Parent or any of their respective affiliates that will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (i) The contributions of the Company and any of its Subsidiaries to any trust described in Section 501(c)(9) of the Code have complied with
Section 419A of the Code.

          Section 3.9. Absence of Certain Changes or Events. Since
December 31, 1997 the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course consistent with past practice, the Company and its Subsidiaries have not engaged in any transaction or series of related transactions material to the Company and its Subsidiaries taken as a whole other than in the ordinary course consistent with past practice, and there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, has a Material Adverse Effect on the Company.

          Section 3.10. Litigation. There is no Litigation pending (or, to the Company's knowledge, threatened) against the Company or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, has a Material Adverse Effect on the Company. The Company is not subject to any Decree that, individually or in the aggregate, has a Material Adverse Effect on the Company.

          Section 3.11. Material Contracts. All of the Company Contracts that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto. Neither the Company nor any of its Subsidiaries nor any other party is in breach of or in default under any Company Contract except for such breaches and defaults which do not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 3.12. Labor Matters. As of the date of this Agreement, the Company and its U.S. Subsidiaries (as defined in Section 8.11) do not have any collective bargaining agreements with any persons employed by the Company or any of its U.S. Subsidiaries or any persons otherwise performing services primarily for the Company or any of its U.S. Subsidiaries, nor is the Company or any of its U.S. Subsidiaries in the process of negotiating any such agreement. There is no labor strike, dispute or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, has a Material Adverse Effect on the Company. None of the Company or its Subsidiaries is the subject to a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment which proceeding, individually or in the aggregate, has a Material Adverse Effect on the Company. As of the date of this Agreement there are, to the knowledge of the Company, no organizational efforts currently being made involving any of the employees of the Company or any of its Subsidiaries.

          Section 3.13. Tax Matters. (a) The Company and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns (as defined below) required to be filed by them (taking into account extensions), (ii) paid or accrued all Taxes (as defined below) shown to be due on such Returns or which are otherwise due and payable and
(iii) paid or accrued all Taxes for which a notice of assessment or collection has been received, except in the case of clause (i), (ii) or
(iii) for any such filings, payments or accruals which do not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Internal Revenue Service nor any other taxing authority has asserted in writing any claim for Taxes, or to the knowledge of the Company, is threatening to assert any claims for Taxes, against the Company or any of its Subsidiaries which claims, if determined adversely to the Company or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected, except for amounts which do not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries (other than liens for Taxes that are not yet due), except for liens which do not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision, except to the extent any such liabilities, individually or in the aggregate, do not have a Material Adverse Effect on the Company, or (ii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature with any entity other than the Company or any of its Subsidiaries that remains in effect and under which the Company or any such Subsidiary could have any material liability for Taxes. No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction where such claim, if determined adversely to the Company or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing audit or examination with respect to a material amount of Taxes, nor, to the knowledge of the Company, has any such audit been threatened or proposed, by any taxing authority.

          (b) The Company does not know of any fact with respect to the Company and its Subsidiaries that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

          For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and includes, without limitation, any liability for Taxes of another person, as a transferee or successor, under Treas. Reg. ss. 1.1502-6 or analogous provision of Law or otherwise; and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 3.14. Opinion of Financial Advisor. The Board of Directors of the Company has received, on the date of this Agreement, the oral opinion of Lazard Freres & Co. LLC ("Lazard"), to be confirmed in writing, to the effect that, as of such date, the aggregate Merger Consideration to be received by the Company's shareholders in the Merger is fair to the Company's shareholders from a financial point of view. A copy of the written opinion of Lazard will be delivered to Parent as soon as practicable after the date of this Agreement.

          Section 3.15. Takeover Laws; Company Rights Agreement. (a) The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement is exempt from, the requirements of all applicable "moratorium", "control share", "fair price" and other anti-takeover Laws and regulations (collectively, "Takeover Laws") of (i) the State of New York, including, without limitation, Section 912 of the NYBCL and (ii) the State of Connecticut, including, without limitation, Section 33-841 through Section 33-844 of the Connecticut Business Corporation Act.

          (b) The Company has (i) duly entered into an appropriate amendment to the Company Rights Agreement, a true and complete copy of which amendment has been provided to Parent, and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith.

          (c) No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Agreement) has occurred.

          Section 3.16. Required Vote of the Company Shareholders. The affirmative vote of the holders of two-thirds of the Shares outstanding and entitled to vote at the Company Meeting (the "Company Shareholder Approval") is required to approve this Agreement and the Merger. No other vote of the shareholders of the Company is required by Law, the certificate of incorporation or bylaws of the Company or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby.

          Section 3.17. Finders or Brokers. Except for Lazard, a true and complete copy of whose engagement agreement has been provided to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent and Merger Sub represent and warrant to the Company that except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to the Company by Parent concurrently with entering into this Agreement (the "Parent Disclosure Letter"):

          Section 4.1. Organization, Qualification, Etc. (a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the corporate power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing does not, individually or in the aggregate, have a Material Adverse Effect on Parent. The copies of Parent's certificate of incorporation and bylaws filed or incorporated by reference in Parent's Annual Report on Form 10-K for the year ended December 31, 1997 ("Parent's 1997 Form 10-K") are complete and correct and in full force and effect on the date hereof.

          (b) Each of Parent's Subsidiaries is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing does not, individually or in the aggregate, have a Material Adverse Effect on Parent. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Significant Subsidiaries are validly issued, fully paid and non-assessable and, other than directors' qualifying shares, are owned by Parent, directly or indirectly, free and clear of all Encumbrances, except for Encumbrances which individually or in the aggregate do not have a Material Adverse Effect on Parent. There are no existing Share Arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of Parent, other than directors' qualifying shares. None of the certificates of incorporation or bylaws or other organizational documents of any of Parent's Significant Subsidiaries purport to grant rights to any person other than (1) customary rights given to all stockholders pro rata in accordance with their holdings and (2) customary rights with respect to corporate governance (including rights to notices) and rights of indemnification of directors and officers. Parent has delivered to the Company complete and correct copies of the certificate of incorporation and bylaws or other organizational documents of each of Parent's Significant Subsidiaries which is not wholly owned by Parent and/or another of its wholly owned Subsidiaries (ignoring for this purpose directors' qualifying shares).

          A complete listing of Parent's Subsidiaries is set forth in
Section 4.1(b) of the Parent Disclosure Letter. Except for Parent's Subsidiaries listed in Section 4.1(b) of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Parent and its Subsidiaries taken as a whole.

          Neither Parent nor any of its Subsidiaries is the beneficial owner of any Shares.

          Section 4.2. Capital Stock. The authorized stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 3,000,000 shares of preferred stock, no par value ("Parent Preferred Stock"). The shares of Parent Common Stock to be issued in the Merger will, when issued, be validly issued fully paid and non-assessable. As of June 30, 1998, 12,324,240 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding and 4,553,723 shares of Parent Common Stock were held in treasury. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of June 30, 1998, there were no outstanding Share Arrangements to which Parent is a party relating to the issued or unissued capital stock or other securities of, or other ownership interests in Parent other than:

               (i) rights ("Parent Rights") to acquire shares of Parent Preferred Stock pursuant to the Rights Agreement, dated as of June 25, 1996, as amended, between Parent and The Bank of New York (the "Parent Rights Agreement"); and

               (ii) options and other rights to receive or acquire 2,296,410 shares of Parent Common Stock granted on or prior to June 30, 1998 pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

          (b) Since June 30, 1998, there have been no increases to any of the amounts set forth in Section 4.2(a), other than by reason of issuances of shares of Parent Common Stock upon exercise of any of the options or rights enumerated in clause (ii) of Section 4.2(a), which issuances have reduced the applicable number in clause (ii) of Section 4.2(a) by a corresponding amount, nor has Parent modified, amended or entered into new Share Arrangements.

          Section 4.3. Corporate Authority; No Violation. (a) Parent has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by the Board of Directors of Parent and, except for the Parent Stockholder Approval (as defined in Section 4.16), no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the transactions contemplated hereby. The Board of Directors of Parent, at a meeting duly called and held at which a quorum was present throughout, has unanimously determined that the transactions contemplated by this Agreement are in the best interest of Parent and its stockholders and to recommend to such stockholders that they vote in favor of the Parent Stockholder Proposal (as defined in Section 5.3) (the "Parent Board Recommendation"). This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b) The execution, delivery and performance of this Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, or the creation of any rights in favor of any party under, the certificate of incorporation or bylaws of Parent or the comparable governing instruments of any of its Subsidiaries,
(ii) a breach or violation of, or a default under, or an acceleration of any obligations under, or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries ("Parent Contracts") or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 4.3(c)) any applicable Law or Decree or governmental permit or license to which Parent or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the Parent Contracts, except for any breach, violation, default, acceleration, creation or change that does not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (c) Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the HSR Act, and the securities or blue sky Laws of the various states and other than the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and the New York Certificate of Merger with the New York Department of State, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 4.4. Reports and Financial Statements. Parent has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1995 under the Securities Act or the Exchange Act (such documents, as supplemented or amended since the time of filing, the "Parent SEC Reports"). As of their respective dates, Parent SEC Reports, including without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in Parent SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods set forth therein, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect).

          Section 4.5. No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the unaudited consolidated interim financial statements of Parent as of and for the three months ended March 31, 1998 included in Parent SEC Reports or disclosed in the footnotes thereto or in the footnotes to the audited consolidated financial statements of Parent as of and for the fiscal year ended December 31, 1997 included in Parent SEC Reports or otherwise disclosed in Parent's 1997 Form 10-K or in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and (b) liabilities or obligations which do not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 4.6. Compliance with Laws. Parent and each of its Subsidiaries each:

          (a) in the conduct of its businesses is in compliance with all Laws and Decrees applicable thereto or to the employees conducting such businesses;

          (b) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the best of Parent's knowledge, no suspension or cancellation of any of them is threatened; and

          (c) has received, since December 31, 1995, no notification or communication from any Governmental Entity (i) asserting that it is not in compliance with any of the Laws or Decrees which such Governmental Entity enforces, or (ii) threatening to revoke any permit, license, authorization, order or approval; except where the failure of any of the foregoing to be true does not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 4.7. Environmental Laws. (a) To Parent's knowledge, neither Parent nor any of its Subsidiaries is the subject of any pending or threatened Litigation (whether civil, criminal, administrative or arbitral) by any Governmental Entity or other person alleging liability or damages under or non-compliance with any Environmental Law which, individually or in the aggregate, has a Material Adverse Effect on Parent; (b) neither the conduct nor the operation of Parent or its Subsidiaries violates or has in the past violated any applicable Environmental Law or applicable Environmental Decree except as does not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (c) to the knowledge of Parent, there is not now on, in or under any property owned, leased or operated by Parent or any of its Subsidiaries any of the following: (1) underground storage tanks or surface impoundments, (2) asbestos-containing materials, (3) polychlorinated biphenyls, or (4) other Hazardous Substances or petroleum products, in each case which would reasonably be expected to form the basis of liability or other obligation of Parent or any of its Subsidiaries under any applicable Environmental Laws, except for such liabilities or obligations which do not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 4.8. Employee Benefit Plans. (a) Section 4.8 of the Parent Disclosure Schedule contains a complete list of all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, employment or severance contracts, medical, dental, disability, health and life insurance plans, and other employee benefit and fringe benefit plans, or other Contracts maintained or contributed to by Parent or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing or pursuant to which Parent or any of its Subsidiaries may have any liability (collectively (whether or not material), the "Parent Compensation and Benefit Plans") that are Contracts with, or plans maintained primarily for the benefit of, individuals employed or rendering services in the United States and are not Multiemployer Plans (the "U.S. Parent Compensation and Benefit Plans").

          (b) Parent has used its reasonable best efforts to have provided or made available to the Company copies of all Parent Compensation and Benefit Plans listed on Section 4.8 of the Parent Disclosure Schedule (excluding, however, Multiemployer Plans and Parent Compensation and Benefit Plans which have been filed with or incorporated by reference into Parent's 1997 Form 10-K), including, but not limited to, all amendments thereto, and all of such copies that have been delivered are true and correct.

          (c) Each of the Parent Compensation and Benefit Plans has been and is being administered in accordance with the terms thereof and all applicable Law except where the failure to do so does not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each Pension Plan included in the U.S. Parent Compensation and Benefit Plans (a "Parent Pension Plan") which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Parent is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter. To Parent's knowledge, no material "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any U.S. Parent Compensation and Benefit Plan. There is no pending or, to the Parent's knowledge, threatened Litigation relating to any of the U.S. Parent Compensation and Benefit Plans which, individually or in the aggregate, has a Material Adverse Effect on Parent.

          (d) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries or any entity which is considered one employer with Parent under Section 4001(a)(15) of ERISA or Section 414 of the Code (any such entity, a "Parent ERISA Affiliate"), other than such liabilities that have previously been satisfied. No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Parent Pension Plan or by any Parent ERISA Affiliate within the past 12 months.

          (e) All contributions, premiums and payments required to be made under the terms of any Parent Compensation and Benefit Plan have been made, except where the failure to do so does not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither any Parent Pension Plan nor any single-employer plan of a Parent ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Parent Pension Plan or to any single-employer plan of a Parent ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (f) Under each Parent Pension Plan which is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Parent Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no adverse change in the financial condition of such Parent Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

          (g) Neither Parent nor any of its Subsidiaries contributes to or is required to contribute to any Multiemployer Plan. Neither Parent nor any of its Subsidiaries has incurred any material withdrawal liability (within the meaning of Section 4201 of ERISA) under any Multiemployer Plan within the past 5 years that has not been satisfied, nor could any such material withdrawal liability reasonably be expected to be incurred.

          (h) Except as set forth in the Parent Compensation and Benefit Plans listed in Section 4.8 of the Parent Disclosure Schedule or filed with or incorporated by reference into Parent's 1997 Form 10-K, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute a Parent Change in Control Event with respect to officers and directors of Parent, or (ii) result in any payment or benefit that will or may be made by Parent or any of its Subsidiaries or any of their respective affiliates that will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code. "Parent Change in Control Event" shall mean an event under any Parent Compensation and Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          (i) The contributions of Parent and any of its Subsidiaries to any trust described in Section 501(c)(9) of the Code have complied with
Section 419A of the Code.

          Section 4.9. Absence of Certain Changes or Events. Since December 31, 1997 the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course consistent with past practice, Parent and its Subsidiaries have not engaged in any transaction or series of related transactions material to Parent and its Subsidiaries taken as a whole other than in the ordinary course consistent with past practice, and there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, has a Material Adverse Effect on Parent.

          Section 4.10. Litigation. There is no Litigation pending (or, to Parent's knowledge, threatened) against Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, has a Material Adverse Effect on Parent. Parent is not subject to any Decree that, individually or in the aggregate, has a Material Adverse Effect on Parent.

          Section 4.11. Material Contracts. All of the Parent Contracts that are required to be described in the Parent SEC Reports or to be filed as exhibits thereto are described in the Parent SEC Reports or filed as exhibits thereto. Neither Parent nor any of its Subsidiaries nor any other party is in breach of or in default under any Parent Contract except for such breaches and defaults which do not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 4.12. Labor Matters. As of the date of this Agreement, Parent and its U.S. Subsidiaries do not have any collective bargaining agreements with any persons employed by Parent or any of its U.S. Subsidiaries or any persons otherwise performing services primarily for Parent or any of its U.S. Subsidiaries, nor is Parent or any of its U.S. Subsidiaries in the process of negotiating any such agreement. There is no labor strike, dispute or stoppage pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries which, individually or in the aggregate, has a Material Adverse Effect on Parent. None of Parent or its Subsidiaries is the subject to a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, which proceeding, individually or in the aggregate, has a Material Adverse Effect on Parent. As of the date of this Agreement, there are, to the knowledge of Parent, no organizational efforts currently being made involving any of the employees of Parent or any of its Subsidiaries.

          Section 4.13. Tax Matters. (a) Parent and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns required to be filed by them (taking into account extensions), (ii) paid or accrued all Taxes shown to be due on such Returns or which are otherwise due and payable and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received, except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which do not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the Internal Revenue Service nor any other taxing authority has asserted in writing any claim for Taxes, or to the knowledge of Parent, is threatening to assert any claims for Taxes, against Parent or any of its Subsidiaries which claims, if determined adversely to Parent or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected, except for amounts which do not, individually or in the aggregate, have a Material Adverse Effect on Parent. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries (other than liens for Taxes that are not yet due), except for liens which do not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries (i) has any liability under Treasury Regulation
Section 1.1502-6 or analogous state, local, or foreign law provision, except to the extent any such liabilities, individually or in the aggregate, do not have a Material Adverse Effect on the Parent, or (ii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature with any entity other than Parent or any of its Subsidiaries that remains in effect and under which the Parent or any such Subsidiary could have any material liability for Taxes. No claim has been made in writing by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction where such claim, if determined adversely to Parent or such Subsidiary, would, individually or in the aggregate have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing audit or examination with respect to a material amount of Taxes, nor, to the knowledge of Parent, has any such audit been threatened or proposed by any taxing authority.

          (b) Parent does not know of any fact with respect to Parent and its Subsidiaries that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          Section 4.14. Opinion of Financial Advisor. The Board of Directors of Parent has received, on the date of this Agreement, the oral opinion of Stern Stewart & Company, to be confirmed in writing, to the effect that, as of such date, the aggregate Merger Consideration is fair to Parent from a financial point of view. A copy of the written opinion of Stern Stewart & Company will be delivered to the Company as soon as practicable after the date of this Agreement.

          Section 4.15. Takeover Laws; Parent Rights Agreement. (a) Parent has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement is exempt from, the requirements of all applicable "moratorium", "control share", "fair price" and other anti-takeover Laws and regulations of (i) the State of Delaware, including without limitation Section 203 of the DGCL and (ii) the State of Michigan, including without limitation Sections
450.1775 to 450.1784 and Sections 450.1790 to 450.1799.

          (b) Parent's entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any person to exercise any Parent Rights under the Parent Rights Agreement or enable or require the Parent Rights to separate from the shares of Parent Common Stock to which they are attached or to be triggered or become exercisable.

          (c) No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Parent Rights Agreement) has occurred.

          Section 4.16. Required Vote of Parent Stockholders. The affirmative vote of the holders of a majority of the total number of shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Meeting is required to approve the Parent Stockholder Proposal (such affirmative vote, or such other affirmative vote as may be required pursuant to applicable Law, NYSE rule or regulation or Parent's certificate of incorporation or bylaws in connection with an Alternative Transaction adopted pursuant to Section 1.7, the "Parent Stockholder Approval"). Other than the Parent Stockholder Approval, no other vote of the stockholders of Parent is required by Law, the certificate of incorporation or bylaws of Parent or otherwise in order for Parent to consummate the Merger and the other transactions contemplated hereby.

          Section 4.17. Finders or Brokers. Except for Stern Stewart & Company, a true and complete copy of whose engagement agreement has been provided to the Company, and Chase Securities Inc., neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          Section 4.18. Financing. Parent has received written commitments dated the date hereof (the "Financing Commitments") to obtain the funds necessary for the consummation of transactions contemplated hereby, including payment of the aggregate cash to be paid in respect of Shares converted into the right to receive cash in the Merger and all related costs (the "Financing Funds"), true and complete copies of which have been delivered to the Company.

                                 ARTICLE V

                          COVENANTS AND AGREEMENTS

          Parent, Merger Sub and the Company hereby covenant and agree with one another as follows:

          Section 5.1. Conduct of Business by the Company and Parent. During the period between the date hereof and the Effective Time, except as may otherwise be consented to in writing by the other parties hereto (which consent shall not be unreasonably withheld) or as may be expressly permitted pursuant to this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.1 of the Parent Disclosure Letter, as applicable:

          (a) The Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain its existing relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, the Company shall not, and shall cause its Subsidiaries not to (i) authorize, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of stock, except that (1) wholly owned U.S. Subsidiaries of the Company may pay dividends on or make distributions of cash to the Company or another wholly owned U.S. Subsidiary of the Company and (2) wholly owned (except for directors' qualifying shares) non-U.S. Subsidiaries of the Company may pay dividends to other wholly owned (except for directors' qualifying shares) Subsidiaries of the Company so long as such dividends do not have adverse tax consequences to the Company or any of its Subsidiaries; (ii) except in the ordinary course of business consistent with past practice, enter into or amend any employment, severance or similar agreements or arrangements with, or grant any bonus or salary increases or otherwise increase the compensation or benefits provided to, any of their respective employees; provided, however, that, except as otherwise provided in Section 2.4(c), (A) any of the foregoing actions with respect to any director or executive officer and (B) any new change-of-control agreement or amendment of any existing change-of-control agreement with any person shall in all cases require Parent's consent;
(iii) except as expressly permitted by Section 5.8, authorize or publicly announce an intention to authorize, or enter into an agreement with respect to, or take any action to consummate any agreement or arrangement with respect to (1) any merger, consolidation or business combination (other than the Merger), (2) any liquidation, dissolution, restructuring, recapitalization or other reorganization or (3) any acquisition or disposition of a material amount of assets (other than purchases and sales of raw materials, supplies, inventory, products or services in the ordinary course of business consistent with past practice) or securities, or any release or relinquishment of any material rights under any material Contracts; (iv) propose or adopt any amendments to its certificate of incorporation, bylaws or the Company Rights Agreement or take any action with respect to, or make any determination under, the Company Rights Agreement (including redeeming the Company Rights or declaring the Company Rights Agreement or the Company Rights inapplicable to a third party); (v) issue, sell, pledge or otherwise dispose of or encumber any capital stock owned by it in any of its Subsidiaries or any interests in the EGS Electrical Group LLC; (vi) except, in the case of the Company, upon exercise of Company Options or Company Warrants outstanding on the date hereof and set forth in Section 3.2, issue, sell or otherwise permit to become outstanding any shares of its capital stock, or effect any stock split or reverse stock split or otherwise change its equity capitalization as it existed on July 13, 1998, or redeem, repurchase or otherwise acquire any shares of its capital stock; (vii) grant or award any options, warrants, conversion rights or other rights to acquire any shares of capital stock of the Company or its Subsidiaries, or enter into any other Share Arrangement relating to its capital stock; (viii) except as required by applicable Law or an existing Contract disclosed to Parent, amend the terms of any Company Compensation or Benefit Plan, including the Company Plans (except as provided in Section 2.4(b)) or adopt any new employee benefit or compensation plan; (ix) except pursuant to existing credit agreements or other agreements of the type disclosed in Section 5.1 of the Company Disclosure Letter and entered into in the ordinary course consistent with past practice, incur, create, assume or otherwise become liable for any indebtedness for borrowed money; (x) except in the ordinary course of business, consistent with past practice, transfer, lease, license, mortgage, pledge or encumber any material asset or material amount of assets; (xi) make any material Tax election or settle or compromise any material Tax liability or take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; (xii) incur or commit to any capital expenditure; (xiii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or Regulation S-X promulgated under the Exchange Act; or (xiv) agree or commit to do anything prohibited by this Section 5.1(a).

          (b) Parent shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, Parent shall not, and in the case of clauses (ii), (v), (vi), (vii), (viii), (ix), (x) and (xi) shall cause its Subsidiaries not to, (i) authorize, declare, set aside or pay any dividends on, or make any distribution with respect to, its outstanding shares of stock, other than a dividend or distribution of stock for which there would be an adjustment in the Per Share Stock Amount pursuant to Section 2.1(d); (ii) authorize, or publicly announce an intention to authorize, or enter into an agreement with respect to (1) mergers, consolidations, acquisitions of a business, an operation, a product line or all or substantially all of the assets of an entity, or other business combinations, involving aggregate consideration in excess of $75 million (of which not more that $50 million shall be in cash and not more than $25 million shall be in Parent Common Stock); or (2) any liquidation, dissolution, restructuring, recapitalization or other reorganization, other than any stock dividend, subdivision, split or combination of shares for which there would be an adjustment in the Per Share Stock Amount pursuant to Section 2.1(d); (iii) propose or adopt any amendments to its certificate of incorporation, or any amendments to its bylaws that would adversely affect in any material respect the rights and preferences of the holders of shares of Parent Common Stock; (iv) propose or adopt any amendment to the Parent Rights Agreement or take any action with respect to, or make any determination under, the Parent Rights Agreement (including redeeming the Parent Rights or declaring the Parent Rights Agreement or Parent Rights inapplicable to any third party; (v) take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of 368(a) of the Code;
(vi) issue, sell or otherwise permit to become outstanding any shares of its capital stock except (x) upon exercise of options or other rights to acquire Parent Common Stock or (y) issuances or sales of up to $25 million of Parent Common Stock in connection with an acquisition; (vii) other than acquisitions of shares of Parent Common Stock held by employees of Parent or its Subsidiaries in the ordinary course, redeem, repurchase or otherwise acquire any shares of Parent Common Stock other than acquisitions of up to 200,000 shares of Parent Common Stock in transactions complying with Rule 10b-18 of the Exchange Act; (viii) grant or award any options, warrants, conversion rights or other rights to acquire any shares of capital stock of Parent or any of its Subsidiaries, or enter into any other Share Arrangement relating to such capital stock, except in the ordinary course of business; (ix) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or Regulation S-X promulgated under the Exchange Act; (x) incur or commit to any capital expenditures in excess of $40 million, in the aggregate; or
(xi) agree or commit to do anything prohibited to it by this Section
5.1(b).

          Section 5.2. Investigation. During the period between the date hereof and the Effective Time, except as set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule each of the Company and Parent shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives reasonable access, during normal business hours, to its and its Subsidiaries' (a) plants, properties, Contracts, books and records (including but not limited to (i) Tax Returns, (ii) audits, assessments, reports, studies, monitoring results and any other information or documents relevant to the environment or occupational health and safety and (iii) accountants work papers), (b) any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities Laws and (c) any other information concerning its business, properties and personnel as the other may reasonably request; provided, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub. The parties hereby agree that each of them will treat any such information in accordance with the applicable Confidentiality Agreement between the Company and Parent (each, a "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws or if disclosure would cause a forfeiture of attorney-client privilege. The Company and Parent will make appropriate substitute disclosure arrangements if the circumstances of the preceding sentence apply.

          Section 5.3. Stockholder Approval; Filings. (a) Subject to the terms and conditions contained herein, (i) the Company shall submit this Agreement and the Merger for approval to the holders of Shares at a meeting to be duly held for this purpose by the Company (the "Company Meeting"), and (ii) Parent shall submit the proposed issuance of Parent Common Stock in connection with the Merger (or shall submit this Agreement and the Merger, if required because an Alternative Transaction has been adopted pursuant to Section 1.7) (the matter submitted, the "Parent Stockholder Proposal") for the Parent Stockholder Approval to the holders of shares of Parent Common Stock at a meeting to be duly held for this purpose by Parent (the "Parent Meeting"). The Company and Parent shall take all action in accordance with the federal securities Laws, the NYBCL, the DGCL and their respective certificates of incorporation and bylaws necessary to duly convene the Company Meeting and the Parent Meeting. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and as soon as reasonably practicable after the date hereof. Subject to the fiduciary duties of the respective Boards of Directors under applicable Law as advised by counsel in connection with a Company Competing Transaction or a Parent Business Combination, as applicable, the Boards of Directors of the Company and Parent shall recommend that their respective stockholders approve such matters, which recommendation shall be contained in the Joint Proxy Statement (as defined below), and use their reasonable best efforts to take all lawful action to solicit such approval by its respective stockholders.

          (b) Each of Parent and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and other proxy solicitation materials of Parent and the Company constituting a part thereof (the "Joint Proxy Statement") and all related documents). Provided the Company has cooperated as required above, Parent agrees to file the Registration Statement with the SEC as promptly as practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof, and to cause the Joint Proxy Statement to be mailed as promptly as practicable to the shareholders of the Company and the stockholders of Parent. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities Law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Parent and the Company each agrees to furnish to the other all information concerning itself and its Subsidiaries, officers, directors and shareholders as may be reasonably requested by the other in connection with the foregoing.

          (c) Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, and at the times of the Company Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Parent Meeting and the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading. Each of the Company and Parent further agrees that if it shall become aware prior to the times of the Company Meeting and the Parent Meeting of any information that would cause any of the statements in the Joint Proxy Statement or in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary in order to make the statements made therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

          (d) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          (e) Promptly after the execution of this Agreement, Parent shall prepare and file with the NYSE, and such other stock exchanges as shall be agreed upon, listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company Options, and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject only to official notice of issuance. The Company shall as promptly as practicable furnish Parent with all information concerning the Company and its Subsidiaries as may be required for inclusion in such listing applications.

          (f) Parent and the Company shall cooperate with one another in obtaining opinions of Wachtell, Lipton, Rosen & Katz, counsel to the Company, and Fried, Frank, Harris, Shriver & Jacobson, counsel to Parent, each dated as of the Closing Date, (i) in the form of Exhibits B and C, respectively, or (ii) if the form of combination of Parent and the Company is changed pursuant to Section 1.7, such other legal opinions as are customary for the Alternative Transaction and are reasonably acceptable to the Company or Parent, as applicable ("Alternate Legal Opinions") (and, in connection therewith, each of the Company and Parent shall deliver to Wachtell, Lipton, Rosen & Katz, and Fried, Frank, Harris, Shriver & Jacobson certificates of officers of the Company, Parent and Merger Sub in form and substance reasonably satisfactory to such counsel).

          Section 5.4. Additional Reports. The Company and Parent shall each furnish to the other copies of any Company SEC Reports or Parent SEC Reports, as the case may be, which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments).

          Section 5.5. Reasonable Best Efforts. Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of (and cooperating with the other parties to obtain) waivers, consents, exemptions, licenses, permits, authorizations, orders and approvals from, and the making of all other necessary registrations and filings with, Governmental Entities (including, without limitation, filings required to be made pursuant to the HSR Act), (B) the obtaining of (and cooperating with the other parties to obtain) all waivers, consents, exemptions, licenses, authorizations and approvals from third parties which may be necessary or desirable to be obtained by reason of the Merger or in order to consummate the transactions contemplated by, and to fully carry out the purposes of and realize the benefits of, this Agreement, and (C) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of and realize the benefits of, this Agreement.

          Section 5.6. Accountants' "Comfort" Letters. The Company and Parent will each use its reasonable best efforts to cause to be delivered to each other letters from its respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

          Section 5.7. Takeover Statutes. None of the parties shall take any action that would cause the transactions contemplated by this Agreement to be subject to the requirements of any Takeover Law. If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to eliminate or minimize the effects of such Takeover Law on the transactions contemplated hereby.

          Section 5.8. No Solicitation. (a) During the term of this Agreement, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or the acquisition of 10% or more of the outstanding capital stock of the Company (other than upon exercise of Company Options and Company Warrants which are outstanding as of the date hereof) or any Significant Subsidiary of the Company or, except as permitted under Section 5.1 of the Company Disclosure Letter, the acquisition of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Company Competing Transaction"), or negotiate or otherwise engage in discussions with any person (other than Parent, Merger Sub or their respective directors, officers, employees, agents or representatives) with respect to any Company Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, and will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Company Competing Transaction; provided that, at any time prior to the approval of the Merger by the shareholders of the Company, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party (a "Company Third Party") who (x) delivers a bona fide written proposal for a Company Competing Transaction which was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement and (y) enters into an appropriate confidentiality agreement with the Company (which agreement shall be no less favorable to the Company than the Confidentiality Agreement, and a copy of which will be delivered to Parent promptly after the execution thereof), if, but only if, the Board of Directors of the Company determines in good faith by a majority vote, (i) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, and (ii) after consultation with the Company's independent financial advisors, that such proposal could reasonably be expected to lead to a Superior Transaction (as defined in Section 5.8(d)).

          (b) From and after the execution of this Agreement, the Company shall promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Company Competing Transaction (including the specific terms thereof and the identity of the third party), shall keep Parent reasonably informed of the status of any such inquiries or proposals, of the furnishing of information to the Company Third Party, and of any negotiations or discussions relating thereto (including any changes or adjustments to the material terms of such Company Competing Transaction as a result of negotiations or otherwise).

          (c) If, prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, with respect to any written proposal from a Company Third Party for a Company Competing Transaction received after the date hereof that was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement, that such Company Competing Transaction is a Superior Transaction and is in the best interest of the Company and its shareholders and that failure to enter into such Company Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, and the Board of Directors of the Company has received (x) a written opinion (a copy of which shall have been delivered to Parent) from the Company's independent financial advisors that the Company Competing Transaction is a Superior Transaction and (y) the advice of its outside legal counsel that failure to enter into such a Company Competing Transaction would constitute a breach of the Board of Directors' fiduciary duties under applicable Law, then the Company may terminate this Agreement and enter into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to be effective, (i) the Company shall provide Parent two business days' written notice that it intends to terminate this Agreement pursuant to this Section 5.8(c), identifying the Superior Transaction and the parties thereto and delivering an accurate description of all material terms of the Superior Transaction to be entered into and (ii) on the date of termination (provided that the opinion and advice referred to in clauses
(x) and (y) above shall continue in effect without revocation, revision or modification), the Company shall deliver to Parent (A) a written notice of termination of this Agreement pursuant to this Section 5.8(c), (B) a wire transfer of immediately available funds in the amount of the Company Termination Fee and the Commitment Expenses (each as defined in Section 7.3), and (C) a written acknowledgment from the Company and each other party to the Superior Transaction that it will not contest the payment of the Company Termination Fee and Commitment Expenses.

          (d) "Superior Transaction" shall mean a Company Competing Transaction which the Board of Directors of the Company reasonably determines is more favorable to the Company and its shareholders than the Merger and which is not subject to any financing condition. Reference in the foregoing definition to the "Merger" shall include any proposed alteration of the terms of this Agreement committed to in writing by Parent in response to such Company Competing Transaction.

          (e) During the term of this Agreement, Parent shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit or initiate any inquiries or the making of any proposal with respect to any Parent Business Combination; provided that nothing herein shall prohibit any of the foregoing persons from responding to unsolicited inquiries or proposals, including by furnishing non-public information.

          Section 5.9. Public Announcements. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by Law or by any listing agreement with a national securities exchange; provided, if such disclosure is required by Law or any such listing agreement, such disclosure shall not be made without prior consultation of the other parties.

          Section 5.10. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (the "Indemnified Parties") as provided in its certificate of incorporation or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) For six years from the Effective Time, Parent shall indemnify, defend and hold harmless each of the Indemnified Parties for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by applicable Law, including with respect to taking all actions necessary to advance expenses to the extent permitted by applicable Law.

          (c) Parent shall use its reasonable best efforts to obtain and maintain in effect, or cause the Surviving Corporation to obtain and maintain in effect, for six years from the Effective Time, the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall or shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          Section 5.11. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

          Section 5.12. Board of Directors and Officers of Parent. The Board of Directors of Parent shall take all action necessary to elect as of the Effective Time the following persons to the Board of Directors of
Parent: (i) Emerson U. Fullwood, who shall be assigned to the class of directors whose term of office expires at Parent's first annual meeting of stockholders after the Effective Time and (ii) H. Kent Bowen, who shall be assigned to the class of directors whose term of office expires at Parent's second annual meeting of stockholders after the Effective Time.

          Section 5.13. Employee Plans and Benefit Arrangements. (a) From and after the Effective Time, subject to applicable Law, Parent shall cause the Surviving Corporation and its Subsidiaries to honor the obligations of the Company and its Subsidiaries under all existing Company Compensation and Benefit Plans.

          (b) Parent agrees that, for at least one year from the Effective Time, subject to applicable Law, the Surviving Corporation and its Subsidiaries shall provide benefits to the individuals who, as of the Effective Time, were employees of the Company or any of its Subsidiaries which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees (excluding, however, any stock option or any other equity-based compensation plans and any individual employment, severance, change in control or other similar agreement currently maintained by the Company or its Subsidiaries). Nothing herein shall be construed to prevent the termination of employment of any employee or any amendment or termination of any Company Compensation and Benefit Plan to the extent permitted by the terms and conditions thereof as in effect on the date hereof.

          (c) After the Effective Time, Parent shall grant (if applicable), and shall cause the Surviving Corporation and its Subsidiaries to grant, to all individuals who are, as of the Effective Time, employees of the Company or any of its Subsidiaries credit for all service with the Company, any of its present and former Subsidiaries, any other affiliate of the Company and their respective predecessors (collectively, the "Company Affiliated Group") prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual) to the extent that prior service with Parent or its Subsidiaries is recognized in respect of employees other than the employees of the Company Affiliated Group. Any employee benefit plan which provides medical, dental or life insurance benefits after the Effective Time to any individual who is a current or former employee of the Company Affiliated Group as of the Effective Time or a dependent thereof shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions to the extent so waived under present policy of the Company Affiliated Group and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible or coinsurance provisions to the extent taken into account under present policy of the Company Affiliated Group.

          (d) The Company shall amend all trusts and other funding arrangements (including but not limited to the Change in Control Benefits Trust Agreement entered into by the Company and The Chase Manhattan Bank) to the extent necessary to provide that no event which occurs in connection with the transactions contemplated by this Agreement shall require the Company, the Surviving Corporation, or any of their affiliates to make any payment of cash or other property to any such trust or funding arrangement.

                                 ARTICLE VI

                          CONDITIONS TO THE MERGER

          Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

          (a) The holders of the issued and outstanding Shares shall have duly approved this Agreement and the Merger, and the holders of the issued and outstanding shares of Parent Common Stock shall have duly approved the Parent Stockholder Proposal, all in accordance with applicable Law, the respective certificates of incorporation and bylaws of the Company and Parent, and the rules of the NYSE.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

          (c) The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (d) All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, other than any such regulatory approvals the failure to obtain which are not reasonably likely, individually, in the aggregate or together with all other existing facts, events and circumstances, to result in any Material Adverse Effect on the Company (in the case of Parent's obligation to close) or on Parent (in the case of the Company's obligation to close).

          (e) No Law or Decree shall have been enacted, entered, promulgated, or enforced by any court or other tribunal or Governmental Entity which prohibits or makes illegal the consummation of any of the transactions contemplated hereby. In the event any such Decree shall have been issued, each party shall use its reasonable efforts to remove any such Decree.

          (f) The Company shall have received from Wachtell, Lipton, Rosen & Katz (in the case of the Company's obligation to close) and Parent shall have received from Fried, Frank, Harris, Shriver & Jacobson (in the case of Parent's obligation to close), dated the Closing Date, (i) opinions in the form of Exhibit B (in the case of the Company) and Exhibit C (in the case of Parent) or (ii) if applicable, an Alternate Legal Opinion. In rendering such opinions, Wachtell, Lipton Rosen & Katz and Fried, Frank, Harris, Shriver & Jacobson may require and rely upon representations and covenants, including those contained in certificates of officers of the Company, Parent and Merger Sub, which representations and covenants are in form and substance reasonably satisfactory to such counsel.

          Section 6.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the conditions that (a) the representations and warranties of Parent contained herein (which for purposes of this clause (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date) except (i) for changes specifically permitted by the terms of this Agreement and (ii) where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Material Adverse Effect on Parent; (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, (c) each of the representations and warranties of Parent contained in Sections 4.15(b) and (c) shall be true and correct as of the Closing Date in all respects with the same effect as though such representations and warranties had been made at the Closing Date; and (d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or a Vice President, certifying the satisfaction of the conditions set forth in the foregoing clauses (a) through (c).

          Section 6.3. Conditions to Obligations of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the conditions that (a) the representations and warranties of the Company contained herein (which for purposes of this clause (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date) except (i) for changes specifically permitted by the terms of this Agreement and (ii) where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Material Adverse Effect on the Company; (b) the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; (c) each of the representations and warranties of the Company contained in Section 3.15(b) and (c) shall be true and correct as of the Closing Date in all respects with the same effect as though such representations and warranties had been made at the Closing Date; and (d) the Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer and President or a Vice President, certifying the satisfaction of the conditions set forth in the foregoing clauses (a) through (c).

                                ARTICLE VII

                 TERMINATION, WAIVER, AMENDMENT AND CLOSING

          Section 7.1. Termination or Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company or any Parent Stockholder Approval):

               (a) by mutual written consent of Parent and the Company;

               (b) by either Parent or the Company if the Merger shall not have been consummated before December 31, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

               (c) by Parent if (i) the Board of Directors of the Company shall or shall resolve to (A) withdraw the Company Board Recommendation,
(B) modify such recommendation in a manner adverse to Parent or Merger Sub or refuse to affirm the Company Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Parent which request was made on a reasonable basis, or (C) approve or recommend any proposed Company Business Combination (as defined in Section 7.3(e)), or (ii) the Company has failed, as promptly as practicable after the Registration Statement is declared effective by the SEC, to call the Company Meeting or to mail the Joint Proxy Statement to its shareholders, or failed to include in such statement the Company Board Recommendation;

               (d) by the Company if (i) the Board of Directors of Parent shall or shall resolve to (A) withdraw the Parent Board Recommendation, (B) modify such recommendation in a manner adverse to the Company or refuse to affirm the Parent Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from the Company which request was made on a reasonable basis, or (C) approve or recommend any proposed Parent Business Combination (as defined in Section 7.3(f)), or (ii) Parent has failed, as promptly as practicable after the Registration Statement is declared effective by the SEC, to call the Parent Meeting or to mail the Joint Proxy Statement to its shareholders, or failed to include in such statement the Parent Board Recommendation;

               (e) by Parent or the Company if at the Company Meeting (including any adjournment or postponement thereof) the requisite vote of the shareholders of the Company to approve this Agreement and the Merger shall not have been obtained;

               (f) by Parent or the Company if at the Parent Meeting (including any adjournment or postponement thereof) the Parent Stockholder Approval shall not have been obtained;

               (g) by either the Company or Parent, if there shall be any Law or Decree that prohibits or makes illegal consummation of the Merger or if any Decree enjoining Parent or the Company from consummating the Merger is entered and such Decree shall become final and nonappealable;

               (h) by Parent or the Company if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in
Section 6.2 (in the case of a breach by Parent) or Section 6.3 (in the case of a breach by the Company), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

               (i) by the Company pursuant to, but only in compliance with,
Section 5.8.

          Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.2, this
Section 7.2 and Sections 7.3, 8.2 and 8.4 shall become void and have no effect, without any liability on the part of any party or any of its affiliates. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any willful breach of any provision of this Agreement.

          Section 7.3. Termination Payments. (a) Upon the happening of a Company Triggering Event, the Company shall pay to Parent (or to any Subsidiary of Parent designated in writing by Parent to the Company) the amount of $60 million (the "Company Termination Fee") (less any Expense Fee that may previously have been paid or is payable in the same circumstances), by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clause (i) of the definition of Company Triggering Event, (2) on or prior to the date of such termination, in the case of clause (iii) of the definition of Company Triggering Event, or (3) on the earlier of the date an agreement is entered into with respect to a Company Business Combination or a Company Business Combination is consummated, in the case of clauses (ii) or (iv) of the definition of Company Triggering Event. In no event shall more than one Company Termination Fee be payable under this Agreement. "Company Triggering Event" means any one of the following:

                    (i) a termination of this Agreement by Parent pursuant to Section 7.1(c);

                    (ii) a termination of this Agreement by Parent or the Company pursuant to Section 7.1(e), if (A) any Company Business Combination is publicly proposed or announced on or after the date hereof and prior to the Company Meeting and (B) any Company Business Combination is entered into, agreed to or consummated by the Company or any of its Subsidiaries within 12 months of such termination of this Agreement;

                    (iii) a termination of this Agreement by the Company pursuant to Section 7.1(i); or

                    (iv) a termination of this Agreement by Parent or the Company pursuant to Section 7.1(e) or by Parent pursuant to Section 7.1(h) (but only if the breach of warranty, representation, covenant or agreement that gives rise to such termination arises out of bad faith or willful misconduct of the Company), if any Company Business Combination is entered into, agreed to or consummated by the Company within 3 months of such termination of this Agreement.

               (b) Upon the happening of a Parent Triggering Event, Parent shall pay to the Company (or to any Subsidiary of the Company designated in writing by the Company to Parent) the amount of $25 million (the "Parent Termination Fee") (less any Expense Fee that may previously have been paid or is payable in the same circumstances) by wire transfer of immediately available funds, (1) on the second business day following such termination, in the case of clause (i) of the definition of Parent Triggering Event, or
(2) on the earlier of the date an agreement is entered into with respect to a Parent Business Combination or a Parent Business Combination is consummated, in the case of clause (ii) of the definition of Parent Triggering Event. In no event shall more than one Parent Termination Fee be payable under this Agreement. "Parent Triggering Event" means either of the following:

                    (i) a termination of this Agreement by the Company pursuant to Section 7.1(d); or

                    (ii) a termination of this Agreement by Parent or the Company pursuant to Section 7.1(f), if (A) any Parent Business Combination with a person other than the Company is publicly proposed or announced on or after the date hereof and prior to the Parent Meeting and (B) a Parent Business Combination is entered into, agreed to or consummated by Parent or any of its Subsidiaries with such person or an affiliate thereof within 12 months of the termination of this Agreement.

               (c) Notwithstanding Section 8.2:

                    (i) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), then the Company shall pay to Parent, and if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(f), then Parent shall pay to the Company (or, in each case, to any Subsidiary thereof designated in writing to the payor), on the second business day after such termination, by wire transfer of immediately available funds, the amount of $5 million (the "Expense Fee") representing the cash amount necessary to compensate the payee for all fees and expenses incurred at any time prior to such termination by it or on its behalf in connection with the Merger, the preparation of this Agreement and the transactions contemplated by this Agreement.

                    (ii) The Company shall pay to Parent (or to any Subsidiary of Parent designated in writing to the Company), on the second business day after the Company receives a reasonably documented statement therefor (a letter from the lenders being conclusive in the absence of manifest error), by wire transfer of immediately available funds, all amounts incurred by Parent and Merger Sub in respect of underwriting, placement, commitment and other fees and payments (including any payment based on a percentage of the Company Termination Fee, if any, required to be paid by the Company) not to exceed the amounts set forth in that certain fee letter dated the date hereof with respect to the Financing Commitments, and related expenses of the lenders (including fees and expenses of lenders' counsel) required to be paid by Parent or Merger Sub in connection with the obtaining of the Financing Commitments (the "Commitment Expenses"), if this Agreement is terminated:

                         (A) by Parent pursuant to Section 7.1(c) or 7.1(h);

                         (B) by Parent or the Company pursuant to Section 7.1(e); or

                         (C) by the Company pursuant to Section 7.1(i).

                    (iii) The Company shall pay to Parent (or to any Subsidiary of Parent designated in writing to the Company), on the second business day after the Company receives a reasonably documented statement therefor (a letter from the lenders being conclusive in the absence of manifest error), by wire transfer of immediately available funds, the lesser of (x) one-half of the Commitment Expenses or (y) $5 million, if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or 7.1(g).

               (d) The parties acknowledge that the agreements contained in paragraphs (a) through (c) of this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if either of the Company or Parent fails to pay promptly any fee payable by it pursuant to this Section 7.3, then the party owing such fee shall pay to the party owed such fee its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime or base rate of The Chase Manhattan Bank from the date such payment was due under this Agreement until the date of payment.

               (e) "Company Business Combination" shall mean:

                    (i) any merger, consolidation or other business combination as a result of which the shareholders of the Company would hold less than 50% of the voting securities outstanding following that transaction;

                    (ii) the acquisition of 50% or more of the outstanding capital stock of the Company; or

                    (iii) the acquisition of 50% or more of the assets of the Company and its Subsidiaries taken as a whole (including capital stock of any Subsidiary);

provided that solely for purposes of clause (ii)(A) of Section 7.3(a), the percentage in clause (i) of this definition shall be deemed to be 75% and the percentage in clauses (ii) and (iii) of this definition shall be deemed to be 25%.

               (f) "Parent Business Combination" shall mean:

                    (i) any merger, consolidation or other business combination as a result of which the stockholders of Parent would hold less than 50% of the voting securities outstanding following that transaction;

                    (ii) the acquisition of 50% or more of the outstanding capital stock of Parent; or

                    (iii) the acquisition of 50% or more of the assets of Parent and its Subsidiaries taken as a whole (including capital stock of any Subsidiary);

provided that solely for purposes of clause (ii)(A) of Section 7.3(b), the percentage in clause (i) of this definition shall be deemed to be 75% and the percentage in clauses (ii) and (iii) of this definition shall be deemed to be 25%.

                                ARTICLE VIII

                               MISCELLANEOUS

          Section 8.1. No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in Article II, the provisions of Section 5.10, Section 5.13 and this Section 8.1.

          Section 8.2. Expenses. Subject to the provisions of Section 7.3,
(a) whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including registration and filing fees relating thereto) shall be shared equally by the Company and Parent and (b) if the Merger is consummated, all transfer taxes shall be paid by the Company.

          Section 8.3. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

          Section 8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, except that New York Law and Delaware Law shall apply to the Merger, in each case, without regard to the principles of conflicts of Laws thereof.

          Section 8.5. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:

          To the Company or Merger Sub:

          General Signal Corporation
          One High Ridge Park
          P.O. Box 10010
          Stamford, Connecticut  06904-2010
          Attention: Joanne L. Bober
                     Senior Vice President, General Counsel and Secretary
          Telecopier:  (203) 329-4396

          copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street
          New York, New York  10019-6150
          Attention:  Eric S. Robinson, Esq.
          Telecopier:  (212) 403-2000

          To Parent:

          SPX Corporation
          700 Terrace Point Drive
          P.O. Box 3301
          Muskegon, Michigan  49443-3301
          Attention:  Christopher J. Kearney
                    Senior Vice President, General Counsel and Secretary
          Telecopier:  (616) 724-5940

          copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York  10004-1980
          Attention:  Aviva Diamant, Esq.
          Telecopier:  (212) 859-4000

          Section 8.6. Assignment; Binding Effect. Except as may be required by any Alternative Transaction adopted pursuant to Section 1.7, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided however, that Merger Sub may assign all of its rights and obligations under this Agreement and the transactions contemplated hereby to any other wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          Section 8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          Section 8.8. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at Law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by Law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

          Section 8.9. Miscellaneous. This Agreement:

          (a) along with the Confidentiality Agreements, Exhibits and Disclosure Letters hereto, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

          (b) except for the provisions of Section 5.10, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.10. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          Section 8.11. Certain Definitions. References in this Agreement to "Subsidiaries" of the Company or Parent shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or Parent, as the case may be. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. "U.S. Subsidiary" shall mean a Subsidiary organized under the laws of any state of the United States or the District of Columbia.

          Section 8.12. Knowledge. Reference to the "knowledge" of any person that is not an individual shall be to the knowledge of the executive officers of such person and, with respect to representations and warranties made or deemed to be made as of the Closing Date, unless expressly limited to a specified date of this Agreement, shall include knowledge obtained at any time after the date hereof and prior to the Closing Date.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                              SPX CORPORATION

                              By:   /s/ Christopher J. Kearney
                                    --------------------------------------
                                    Name:    Christopher J. Kearney
                                    Title:   Vice President, Secretary
                                             and General Counsel


                              SAC CORP.

                              By:   /s/ Christopher J. Kearney
                                    --------------------------------------
                                    Name:    Christopher J. Kearney
                                    Title:   Vice President and Secretary


                              GENERAL SIGNAL CORPORATION

                              By:   /s/ Michael D. Lockhart
                                    --------------------------------------
                                    Name:    Michael D. Lockhart
                                    Title:   Chairman, President and
                                             Chief Executive Officer

                                                                  EXHIBIT A


                        CERTIFICATE OF INCORPORATION

                                     OF

                                 SAC Corp.


             Pursuant to ss. 102 of the General Corporation Law
                          of the State of Delaware

          The undersigned, in order to form a corporation pursuant to
Section 102 of the General Corporation Law of Delaware, does hereby certify:

          FIRST: The name of the Corporation is SAC Corp.

          SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares which the Corporation shall have authority to issue is 1000 shares of Common Stock, par value $.01 per share.

          FIFTH: The name and mailing address of the Incorporator is as follows:

            Name                          Mailing Address
            ----                          ---------------

            David M. Susswein             Fried, Frank, Harris, Shriver &
                                          Jacobson
                                          One New York Plaza
                                          New York, New York 10004-1980

          SIXTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

          SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

          EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   # # #

          IN WITNESS WHEREOF, I have hereunto set my hand this day of , 1998 and I affirm that the foregoing certificate is my act and deed and that the facts stated therein are true.




                                   --------------------------------------

                                                                  EXHIBIT B


          [FORM OF TAX OPINION OF WACHTELL, LIPTON, ROSEN & KATZ]










                                        , 1998





General Signal Corporation
One High Ridge Park
P.O. Box 10010
Stamford, Connecticut  06904

Ladies and Gentlemen:

          We have acted as special counsel to General Signal Corporation, a New York corporation ("General Signal"), in connection with the proposed merger of General Signal and Sac Corp. ("Subcorp"), a Delaware corporation and a wholly owned subsidiary of SPX Corporation, a Delaware corporation ("SPX"), in which General Signal will merge with and into Subcorp (the "Merger") with Subcorp surviving as a wholly owned subsidiary of SPX, pursuant to the Agreement and Plan of Merger dated as of July 19, 1998 (the "Agreement"). At your request, and pursuant to Section 6.1(f) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of SPX and the consent of General Signal, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of SPX and General Signal dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement of SPX on Form S-4 (the "Registration Statement") and the joint proxy statement/prospectus of SPX and General Signal (the "Joint Proxy Statement/Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus or the appendices thereto (including the Agreement).

          We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus, (ii) the Merger will be reported by SPX and General Signal on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of New York and the State of Delaware.

          Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Joint Proxy
Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                                                     EXHIBIT C


       [FORM OF OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]











                             , 1998





SPX Corporation
700 Terrace Point Drive
P.O. Box 3301
Muskegan, MI 49443


Ladies and Gentlemen:

          We have acted as special counsel to SPX Corporation, a Delaware corporation ("SPX"), in connection with the proposed merger (the "Merger") of General Signal Corporation, a New York corporation ("General Signal") into SAC Corp., a Delaware corporation ("Merger Sub"), and a wholly owned subsidiary of Sam pursuant to the Agreement and Plan of Merger dated as of July 19, 1998 (the "Merger Agreement").

          In reaching the opinion expressed below, we have relied upon the completeness and accuracy of the representations and statements made by General Signal and SPX contained, respectively, in the certificates of the officers of General Signal and SPX dated the date hereof (which representations and statements we have neither investigated nor verified) and we have assumed that such representations and statements will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement of SPX on Form S-4 (the "Registration Statement") and the joint proxy statement/prospectus of SPX and General Signal (the "Joint Proxy Statement/Prospectus") filed with the Securities and Exchange Commission in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement/Prospectus or the appendices thereto (including the Merger Agreement).

          We have also assumed that the Merger and related transactions will take place in accordance with all of the terms of the Merger Agreement and as described in the Joint Proxy Statement/Prospectus, and that the Merger will qualify as a statutory Merger under the applicable laws of the State of New York and the State of Delaware.

          Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Joint Proxy
Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours


                                 FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                   By:
                                      -----------------------------------